SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2009

Achillion Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33095	52-2113479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 George Street New Haven, CT	06511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 624-7000

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 7, 2009, Achillion Pharmaceuticals, Inc. (the “Company”) announced the appointment of Joseph Truitt as vice president of business development and chief commercial officer effective January 5, 2009. Mr. Truitt will be responsible for identifying, evaluating and executing corporate partnerships, strategic initiatives and new product opportunities and will report to Michael D. Kishbauch, president and chief executive officer. There are no transactions in which Mr. Truitt has an interest requiring disclosure under Item 404(a) of Regulation S-K.

From October 2007 through its acquisition by ViroPharma Inc., Mr. Truit, age 44, served as Vice President of Business Development and Product Strategy for Lev Pharmaceuticals, Inc. From July 2006 through September 2007, Mr. Truitt was Vice President of Sales and Marketing for Lev. Prior to Lev, Mr. Truitt held the position of Vice President of Sales and Operations for the OraPharma subsidiary of Johnson & Johnson where he directed commercial operations. Mr. Truitt joined Johnson & Johnson with their acquisition of OraPharma, Inc. in 2003.

Pursuant to an employment agreement between Mr. Truitt and the Company, Mr. Truitt will receive an annual base salary of $263,000 subject to adjustment at the discretion of our Board of Directors. In addition, Mr. Truitt is entitled to receive an annual performance bonus of up to 30% of his annual base salary, to be paid at the discretion of the Board of Directors if he achieves certain performance goals. Mr. Truitt was also granted, pursuant to the Company’s 2006 Stock Incentive Plan, a stock option award to purchase 100,000 shares of the Company’s Common Stock at an exercise price of $0.82 per share, the fair market value per share of such Common Stock on January 5, 2009, the date of grant. The option will vest, subject to his continued employment with the Company, as to 25% of the shares upon completion of one year of employment with the Company, and the balance will vest in successive equal quarterly installments over the next three years. The employment agreement expires on December 31, 2009 and is thereafter automatically renewable for successive one-year periods unless either party provides written notice to the other party at least six months prior to the expiration of the applicable term. The employment agreement may be terminated (i) by the Company for cause, (ii) by Mr. Truitt for good reason within 12 months following a change in control or similar corporate transaction or (iii) at the election of either party upon at least 15 days prior written notice. If Mr. Truitt’s employment with the Company is terminated by Mr. Truitt pursuant to (ii) above or by the Company pursuant to (iii) above, the Company is required to continue to pay Mr. Truitt his then-current salary until the earlier of the date that is twelve months after the date of termination or the date when Mr. Truitt commences full-time employment with another company. If Mr. Truitt terminates his employment as described in (ii) above or if the Company terminates his employment within 12 months following a change in control or similar corporate transaction, 100% of the original number of stock options granted to Mr. Truitt will immediately vest and become exercisable. In addition, in the event the Company experiences a change of control or similar corporate transaction, 25% of the original number of stock options granted to Mr. Truitt will vest and become immediately exercisable. Mr. Truitt’s employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set for therein is incorporated by reference.

A copy of the Company’s press release announcing Mr. Truitt’s appointment to serve as the Company’s Vice President of Business Development and Chief Commercial Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index attached hereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACHILLION PHARMACEUTICALS, INC.

Date: January 8, 2009	By:	/s/ Mary Kay Fenton
Mary Kay Fenton Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement, dated December 8, 2008 between Achillion Pharmaceuticals, Inc. and Joseph Truitt

99.1	Press Release issued by Achillion Pharmaceuticals, Inc. on January 7, 2009